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                                 EXHIBIT 14(a)(ii)


                    Yearly Certificateholders' Statement (K)

           CAPITOL REVOLVING HOME EQUITY LOAN TRUST 1996-1

     Under subsection 5.3(b) of the Pooling and Servicing Agreement dated as of September 1, 1996 by and between Chevy Chase Bank, F.S.B., a federally chartered savings bank, as Transferor and Servicer, and the Chase Manhattan Bank, as Trustee and Custodial Agent (hereinafter as such agreement may have been, or may from time to time be, amended, supplemented or otherwise modified, the Pooling and Servicing Agreement"), Chevy Chase Bank, F.S.B., as the Servicer, is required to prepare certain information each year regarding current distributions on the Certificates and the performance of the Capitol Revolving Home Loan Trust 1996-1 (the "Trust") during the related Collection Period. The information that is required to be prepared with respect to the distribution to Holders (the "Certificateholders") of the Certificates for the calendar year ended December 31, 2000 is set forth below. Certain of the information is presented on the basis of an original principal amount of $1,000 per Certificate, as the case may be. Capitalized terms used and not otherwise defined herein have the meanings assigned them in the Pooling and Servicing Agreement.

A. Information Regarding the Current Year Distribution to Certificateholders (Per $1,000 Original Principal Amount of a Certificate).


     1.   The amount, if any, of principal included in
          such distribution, separately stating the
          components thereof (including the portion
          thereof attributable to collections in respect of
          the Mortgage Loans)...............................     $79.71

     2.   The amount of Investor Certificate Interest  included in
            such distribution, the related Investor Certificate
            Rate and the portion
          thereof attributable to collections in
          respect of the Mortgage Loans.....................     $17.9306



     IN WITNESS WHEREOF, the undersigned has caused this Certificate to be duly executed this 20th day of March, 2001

                              CHEVY CHASE BANK, F.S.B.
                              as Servicer

                                  By:   Jenni Diamond
                                        ------------------
                                        Jenni Diamond
                                        Vice President